UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  June 4, 2009

Global Energy Holdings Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32918	84-1169517
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3348 Peachtree Road, NE Suite 250, Tower Place 200 Atlanta, Georgia (Address of principal executive offices)	30326 (Zip Code)

Registrant’s telephone number, including area code:        (404) 814-2500

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On June 4, 2009, Global Energy Holdings Group, Inc. (the “Company”) received a notice from the NYSE Amex LLC (“NYSE Amex”), dated June 3, 2009, informing the Company that it is not in compliance with Section 1003(a)(iv) of the NYSE Amex Company Guide (the “Company Guide”) in that it has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of NYSE Amex, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.  In order to maintain its listing, the Company must submit a plan of compliance to NYSE Amex by July 3, 2009 that addresses how the Company intends to regain compliance with Section 1003(a)(iv) of the Company Guide by December 3, 2009.

The Company intends to prepare and submit a plan within the required time frame.  However, there can be no assurance that NYSE Amex will accept the plan, or if the plan is accepted, that the Company will be able to achieve compliance with Section 1003(a)(iv) of the Company Guide within the required time frame.  If the Company does not submit a plan by July 3, 2009, if the plan is not accepted by NYSE Amex, or if the Company is not able to achieve compliance with Section 1003(a)(iv) of the Company Guide by December 3, 2009, the Company will be subject to delisting procedures as set forth in the Company Guide.

On June 5, 2009, the Company received a notice from NYSE Amex indicating that due to the continued low trading price of the Company’s common stock, the common stock may not be suitable for auction market trading.  The notification informed the Company that, in accordance with Section 1003(f)(v) of the Company Guide, NYSE Amex deems it appropriate for the Company to effect a reverse stock split to address its common stock’s low selling price.  If the Company does not complete a reverse stock split within a reasonable amount of time, NYSE Amex may consider suspending dealings in or delisting the Company’s common stock.

The Company’s press release, dated June 9, 2009, with respect to the notifications from NYSE Amex described above is attached hereto as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

99.1	Press Release issued by Global Energy Holdings Group, Inc., dated June 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY HOLDINGS GROUP, INC.

Date: June 9, 2009	By:	/s/ Steven Paulik
Steven Paulik
Interim Chief Financial Officer